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                                                                     EXHIBIT 4.5

                             Consulting Agreement

Parties: Spacetec IMC Corp and George R. Rea
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Issue to be addressed: SIMC needs to make revenue targets for Q2. Several distracting factors may keep top management from concentrating on this goal (Sun Capital, CFO missing/recruitment, issues listed in BOD presentation regarding shortfall in Q1)

Consultant Function:
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a) provide focal point for all BOD-related issues. Resolve and communicate with Board and President/COO.

b) Provide back-up management to enable Pres/COO to place heavy emphasis on Sales activities.

c) Support Gain and Sullivan on any projects to free Pres/COO to place heavy emphasis on Sales activities.

Responsibility/Authority:
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a) President/COO retains decision making and personnel management authority for
   SIMC.

b) Consultant will work using the general form of the standard SIMC consulting agreement.

c) Consultant will have office in Boott Mill and be on-site a majority of days, and will be available telephonically on other days.

Period: Until Sun Capital is completed or 9/30/98 or whichever other date is agreed by the parties.

Compensation:
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a) Expenses of rental car, apartment or condo in good location, travel to
   Florida for 2 twice per month, reasonable miscellaneous living costs.

b) Cash compensation of $1,500 per day being $30,000 per month, pro-rated if completed before 9/30/98.